Exhibit 99.1

August 8, 2011

On Monday, August 8, S&P announced a ratings downgrade of the U.S. AAA-rated insurers, including TIAA, to AA+ with a negative outlook as a result of the previously announced U.S. sovereign debt rating downgrade. This action was made in adherence with S&P’s policy that no domestic insurance company can have a higher credit rating than its sovereign. It was an action which universally impacts all of S&P’s highest, AAA-rated insurance firms regardless of their individual situation. Importantly, in our view, it is unrelated to TIAA’s financial strength and claims-paying ability which remain unchanged and very strong. We continue to be one of the highest-rated insurance companies in the United States.

Regardless of S&P’s recent ratings actions, our financial strength and stability remain strong and unchanged – a downgrade does not change the fundamental economic strength of our company. TIAA’s claims-paying ability is also strong and we are prepared to meet our financial obligations to annuity policyholders. We have a 93-year history of faithfully meeting these obligations; we take this responsibility very seriously and have comfortable liquidity to meet annuity payments and operating needs. TIAA’s capital reserves are currently at record levels.

As a result of S&P’s credit downgrade of the U.S. sovereign debt, we expect the market to experience continued volatility and will likely continue to be volatile for the short-term. The effects of a volatile market could be temporary or long-lasting, depending on a number of economic factors including policy actions undertaken by the U.S. government and other regulators.

Be assured TIAA-CREF continues to monitor this situation closely and stands ready to advise you. Based on recent events, including public comments made by senior S&P officials, TIAA-CREF has been preparing for the possibility of a downgrade of the U.S. long-term sovereign credit rating. We have a robust risk management philosophy and our investment team is working closely with our risk management professionals to make prudent decisions with the savings our participants have entrusted to us.

Importantly, we are here to help our participants plan for their individual financial needs and have a number of options for those who are concerned about short-term volatility in the market. If an individual’s goals or risk tolerance cannot accept this level of volatility, TIAA-CREF has funds and accounts that may be more appropriate. However, we believe that increased market volatility can also present increased opportunities, so one might miss out on gains, if any take place during this period.

As always, we greatly value the trust you place in us.

The information provided herein is as of August 8, 2011.

The material is for informational purposes only and should not be regarded as a recommendation or an offer to buy or sell any product or service to which this information may relate. Certain products and services may not be available to all entities or persons.

TIAA-CREF products may be subject to market and other risk factors. See the applicable product literature, or visit www.tiaa-cref.org for details.

Annuity contracts and certificates are issued by Teachers Insurance and Annuity Association (TIAA) and College Retirement Equities Fund (CREF), New York, NY. TIAA-CREF Individual & Institutional Services, LLC and Teachers Personal Investors Services, Inc., members FINRA, distribute securities products.